SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               Schedule 13D/A

                             (Amendment No. 8)

                 Under the Securities Exchange Act of 1934

                         Beverly Enterprises, Inc.
                  ----------------------------------------
                              (Name of Issuer)

                  Common Stock, $0.10 par value per share
                  ----------------------------------------
                       (Title of class of securities)

                                 087851309
                            --------------------
                               (CUSIP Number)

         Kenneth Maiman, Esq.                  Bradley Takahashi, Esq.
      Appaloosa Management L.P.             Franklin Mutual Advisers, LLC
     26 Main Street, First Floor              51 John F. Kennedy Parkway
          Chatham, NJ 07928                     Short Hills, NJ 07078
            (973) 701-7000                          (973) 912-2000

          Arnold M. Whitman                      Richard Marks, Esq.
        Formation Capital, LLC                   Northbrook NBV, LLC
          1035 Powers Place                   500 Skokie Blvd, Ste. 310
         Alpharetta, GA 30004                    Northbrook, IL 60062
            (770) 754-9660                          (847) 559-1002

                         Robert C. Schwenkel, Esq.
                Fried, Frank, Harris, Shriver & Jacobson LLP
                             One New York Plaza
                          New York, NY 10004-1980
                               (212) 859-8000
         (Persons Authorized to Receive Notices and Communications)

                               August 5, 2005
         ---------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

CUSIP NO.   087851309                 13D            PAGE   2   OF  42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Investment Limited Partnership I

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY


       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,873,122

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,873,122

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,873,122

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.7%

        TYPE OF REPORTING PERSON
  14    PN

CUSIP NO.   087851309                 13D            PAGE   3   OF  42  PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Palomino Fund Ltd.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    British Virgin Islands

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,641,178

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,641,178

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,641,178

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.5%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE   4   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Management L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    PN;IA

CUSIP NO.   087851309                 13D          PAGE   5   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Partners Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE   6   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David A. Tepper

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE   7   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Franklin Mutual Advisers, LLC

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          3,508,900

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         -0-

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        3,508,900

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           -0-

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,508,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    IA

CUSIP NO.   087851309                 13D          PAGE   8   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Northbrook NBV, LLC

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    WC

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE   9   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Hokin

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE    10   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Rob Rubin

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE   11   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Robert Hartman

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE    12   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 David Reis Family Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         10,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           10,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        10,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    13   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 Donna Reis Family Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    14   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Aaron Reis Spray Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         20,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           20,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        20,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    15   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Anna Reis Spray Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    16   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Alexander Reis Spray Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    17   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis Family Trust

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE    18   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    United States

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          75,000

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         125,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        75,000

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           125,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        200,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE    19   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Baylor Enterprises LLC

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    AF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Georgia

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        21,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE   20   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Arnold M. Whitman

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
                                                 (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          4,700

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        4,700

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        26,600

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1%

        TYPE OF REPORTING PERSON
  14    IN;HC

     This Amendment No. 8 amends the Schedule 13D originally filed on January 24, 2005, as amended by Amendment No. 1 filed on January 25, 2005, by Amendment No. 2 filed on January 27, 2005, by Amendment No. 3 filed on February 4, 2005, by Amendment No. 4 filed on February 22, 2005, by Amendment No. 5 filed on March 14, 2005, by Amendment No. 6 filed on April 12, 2005 and by Amendment No. 7 filed on April 20, 2005 (as amended, the "Statement"), by (i) Appaloosa Investment Limited Partnership I, (ii) Palomino Fund Ltd., (iii) Appaloosa Management L.P., (iv) Appaloosa Partners, Inc., (v) David A. Tepper, (vi) Franklin Mutual Advisers, LLC,
(vii) Northbrook NBV, LLC, (viii) David Hokin, (ix) Rob Rubin, (x) Robert Hartman, (xi) 1995 David Reis Family Trust, (xii) 1995 Donna Reis Family Trust, (xiii) Aaron Reis Spray Trust, (xiv) Anna Reis Spray Trust, (xv) Alexander Reis Spray Trust, (xvi) David Reis Family Trust, (xvii) David Reis, (xviii) Baylor Enterprises LLC and (xix) Arnold Whitman, relating to the common stock, $0.10 par value per share, of Beverly Enterprises, Inc. Unless otherwise indicated, all capitalized terms used herein shall have the meanings given to them in the Statement, and unless amended hereby, all information previously filed remains in effect.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     The beginning of the second sentence of paragraph (a) of Item 5 is amended and restated in its entirety as follows:

     Based on the number of Beverly Enterprises Shares reported as outstanding by the Company in recent public filings, the Filing Persons beneficially own approximately 8.0% of the Beverly Enterprises Shares as calculated pursuant to Rule 13d-3(d)(1)(i):

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 is hereby supplemented by the following:

     On August 5, 2005, Formation Capital, LLC ("Formation Capital") and Senior Care Holdings, LLC ("Senior Care") entered into an agreement setting forth the terms on which they would work together in relation to the acquisition of the outstanding shares of Beverly Enterprises, Inc. and the management of Beverly Enterprises, Inc. following the acquisition (the "Agreement"). Pursuant to the Agreement, Senior Care has committed to provide $6,250,000 of the $50,000,000 that Formation Capital is committed to provide in connection with the transaction pursuant to the term sheet, dated December 14, 2004, among Appaloosa, Eureka Capital Markets, LLC, Formation Capital and Franklin Mutual. In addition the Agreement provides for (a) the division between Formation Capital and Senior Care of their profits and losses and fees they receive in connection with an acquisition of Beverly, including any break-up fee they receive, and (b) the division between Formation Capital and Senior Care of third-party fees and expenses incurred by Formation Capital or the Formation Capital/Senior Care investment vehicle in connection with their evaluation of a possible transaction with Beverly. The description of the Agreement is qualified in its entirety by reference to the Agreement dated August 5, 2005 filed as Exhibit Q attached hereto and incorporated herein by reference.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

A.   Joint Filing Agreement dated January 24, 2005.*
B.   Executive Officers of Franklin Mutual.*
C.   Transactions in Beverly Enterprises Shares Since November 18,
     2004.****
D.   Letter dated December 22, 2004 from Formation to the Company.*
E.   Letter dated January 5, 2005 from the Company to Formation.*
F.   Letter dated January 19, 2005 from Formation to the Company.*
G.   Term Sheet dated December 14, 2004.*
H.   Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to Douglas J. Babb, Executive Vice President, Chief Administrative and Legal Officer of the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.   List of Participants in Solicitation of Company Stockholders.***
M.   Complaint, filed by Formation and Arnold M. Whitman*****
N. Confidentiality Agreement, dated as of April 11, 2005, between the Consortium Parties and the Company.******
O. Settlement Agreement, dated as of April 11, 2005, between the Consortium Parties and the Company.******
P. Agreement, dated as of April 18, 2005, between Formation Capital and Northbrook.*******
Q. Agreement, dated as of August 5, 2005, between Formation Capital and Senior Care.++

--------------------------------
* Filed on January 24, 2005
+ Filed with Amendment No. 1 on January 25, 2005
** Filed with Amendment No. 2 on January 27, 2005
*** Filed with Amendment No. 3 on February 4, 2005
**** Filed with Amendment No. 4 on February 22, 2005
***** Filed with Amendment No. 5 on March 14, 2005
****** Filed with Amendment No. 6 on April 12, 2005
******* Filed with Amendment No. 7 on April 20, 2005
++ Filed herewith

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                            APPALOOSA INVESTMENT LIMITED
                                            PARTNERSHIP I

                                            By: Appaloosa Management L.P.,
                                                its General Partner

                                                By: Appaloosa Partners Inc.,
                                                     its General Partner

                                                     By: /s/ David A. Tepper
                                                         --------------------
                                                     Name:  David A. Tepper
                                                     Title: President

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                           PALOMINO FUND LTD.

                                           By: Appaloosa Management L.P.,
                                               its Investment Adviser

                                               By: Appaloosa Partners Inc.,
                                                    its General Partner

                                                    By: /s/ David A. Tepper
                                                       ---------------------
                                                    Name:  David A. Tepper
                                                    Title: President

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                               APPALOOSA MANAGEMENT L.P.

                                               By: Appaloosa Partners Inc.,
                                                   its General Partner

                                                   By: /s/ David A. Tepper
                                                      ---------------------
                                                   Name:  David A. Tepper
                                                   Title: President

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   APPALOOSA PARTNERS INC.


                                                   By: /s/ David A. Tepper
                                                      ---------------------
                                                   Name:  David A. Tepper
                                                   Title: President

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ David A. Tepper
                                                   -------------------
                                                   DAVID A. TEPPER

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                      FRANKLIN MUTUAL ADVISERS, LLC



                                      By: /s/ David J. Winters
                                         ----------------------
                                      Name:  David J. Winters
                                      Title: President, Chief Executive Officer
                                             and Chief Investment Officer

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                             NORTHBROOK NBV, LLC



                                             By:  /s/ Rob Rubin
                                                ----------------
                                             Name:  Rob Rubin
                                             Title: Manager

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ David Hokin
                                                   ----------------
                                                   DAVID HOKIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ Rob Rubin
                                                   --------------
                                                   ROB RUBIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ Robert Hartman
                                                   -------------------
                                                   ROBERT HARTMAN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                               1995 DAVID REIS FAMILY TRUST


                                               By: /s/ David Reis
                                                  ----------------
                                                  Name:  David Reis
                                                  Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                              1995 DONNA REIS FAMILY TRUST


                                              By:  /s/ David Reis
                                                 -----------------
                                                 Name:  David Reis
                                                 Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   AARON REIS SPRAY TRUST


                                                   By: /s/ David Reis
                                                      ----------------
                                                      Name:  David Reis
                                                      Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   ANNA REIS SPRAY TRUST


                                                   By: /s/ David Reis
                                                      ----------------
                                                      Name:  David Reis
                                                      Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                ALEXANDER REIS SPRAY TRUST


                                                By: /s/ David Reis
                                                   ----------------
                                                   Name:  David Reis
                                                   Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   DAVID REIS FAMILY TRUST


                                                   By: /s/ David Reis
                                                      ----------------
                                                      Name:  David Reis
                                                      Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ David Reis
                                                   ---------------
                                                   DAVID REIS

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   BAYLOR ENTERPRISES LLC


                                                   By: /s/ Arnold M. Whitman
                                                      -----------------------
                                                      Name:  Arnold M. Whitman
                                                      Title: Managing Member

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2005

                                                   /s/ Arnold M. Whitman
                                                   ----------------------
                                                   ARNOLD M. WHITMAN

                               EXHIBIT INDEX

EXHIBIT        NAME

A.   Joint Filing Agreement dated January 24, 2005.*
B.   Executive Officers of Franklin Mutual.*
C.   Transactions in Beverly Enterprises Shares Since November 18,
     2004.****
D.   Letter dated December 22, 2004 from Formation to the Company.*
E.   Letter dated January 5, 2005 from the Company to Formation.*
F.   Letter dated January 19, 2005 from Formation to the Company.*
G.   Term Sheet dated December 14, 2004.*
H.   Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.   List of Participants in Solicitation of Company Stockholders.***
M.   Complaint, filed by Formation and Arnold M. Whitman*****
N. Confidentiality Agreement, dated as of April 11, 2005, between the Consortium Parties and the Company.******
O. Settlement Agreement, dated as of April 11, 2005, between the Consortium Parties and the Company.******
P. Agreement, dated as of April 18, 2005, between Formation Capital and Northbrook.*******
Q. Agreement, dated as of August 5, 2005, between Formation Capital and Senior Care.++

--------------------------------
* Filed on January 24, 2005
+ Filed with Amendment No. 1 on January 25, 2005
** Filed with Amendment No. 2 on January 27, 2005
*** Filed with Amendment No. 3 on February 4, 2005
**** Filed with Amendment No. 4 on February 22, 2005
***** Filed with Amendment No. 5 on March 14, 2005
****** Filed with Amendment No. 6 on April 12, 2005
******* Filed with Amendment No. 7 on April 20, 2005
++ Filed herewith